Exhibit 10.3

CHAIRMAN EMERITUS AGREEMENT

This Chairman Emeritus Agreement (this “Agreement”) is entered into as of December 21, 2018 (the “Execution Date”) by and between SL Green Realty Corp., a Maryland corporation (the “Company”), and Stephen L. Green (“Green”).

WHEREAS, Green served as Chief Executive Officer of the Company’s predecessor from 1980 until 1997, as Chief Executive Officer of the Company from 1997 until 2004 and has served as Executive Chairman of the Company from 2004 to date and therefore has special, unique and invaluable expertise concerning the Company and its strategic operations;

WHEREAS, Green desires to retire as an executive officer of the Company and as Executive Chairman of the Company, but not as a director of the Company;

WHEREAS, the Company desires to retain Green to continue providing services to the Company as Chairman Emeritus following Green’s retirement as Executive Chairman of the Company, and Green is willing to perform such services, on the terms described below.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as set forth herein:

1.                                      (a)                                 Retirement.  Green hereby retires as Executive Chairman of the Company effective as of January 17, 2019 (the “Retirement Date”), and resigns, effective as of the Retirement Date, (i) from all positions then held by Green as an officer or employee of the Company, (ii) as the Chairman of the Board of Directors of the Company (the “Board”) (but not as a non-Chairman member of the Board) and (iii) from all positions then held by Green as an officer, director, employee or otherwise of each of the subsidiaries of the Company.  Green and the Company acknowledge that the current term of the Amended and Restated Employment and Non-Competition Agreement dated as of December 24, 2010 between Green and the Company will not be renewed and, accordingly, the Employment Period (as defined therein) will end on December 31, 2018 at the end of the current term.  The parties agree that the execution by Green and the Company of this Agreement serve as mutual notice of non-renewal pursuant to Section 1 thereof.

(b)                                 Service as Director.  Green shall continue to serve on the Board (subject to nomination by the Board and election by the stockholders of the Company in accordance with the Company’s charter and by-laws and applicable law) and, although the Board will not be legally obligated to continue to nominate Green for election to the Board, the current intent of the Board is to renominate Green for so long as Green continues to be willing and able to serve as a director of the Company.  For so long as Green continues to serve as a director of the Company, Green will be entitled to receive compensation for his service as a member of the Board to the same extent as all other non-employee directors of the Company.

(c)                                  Deferred Compensation.  Green’s retirement on the Retirement Date shall constitute a separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and all amounts under (i) the Deferred Compensation Agreement, dated as of December 18, 2009, between the Company and Green and (ii) the Deferred Compensation Agreement, dated as of December 24, 2010, between the Company and Green shall become payable to Green no later than 30 days following the Retirement Date, in each case, in accordance with the terms of such Deferred Compensation Agreement.

2.                                      Term.  For purposes of the services provided hereunder, the term will begin on the Retirement Date and will continue until December 31, 2019, unless sooner terminated in accordance with the provisions hereof (the “Term”).  The Term shall automatically be extended for successive one-year periods, unless either party gives the other party 90 days’ prior written notice of non-renewal in advance of any such automatic extension during the Term.

3.                                      Services, Compensation and Benefits.

3.1                               Services.  During the Term, Green shall perform the services set forth on Schedule A attached hereto as requested by the Chief Executive Officer of the Company and/or the Board (the “Services”).

3.2                               Title.  During the Term, Green shall hold the title of “Chairman Emeritus” of the Company; provided that it is the express intention of Green and the Company that Green perform the Services as an independent contractor to the Company and the holding by Green of the title of Chairman Emeritus shall not be construed to constitute Green as an agent, employee or representative of the Company. So long as Green continues to serve as a duly elected member of the Board of Directors, Green will retain the right to vote on matters considered by the Board of Directors by virtue of serving in such role, notwithstanding that pursuant to Section 5.08 of the Company’s bylaws, the position of chair emeritus in and of itself does not entitle its holder to vote on matters considered by the Company’s Board of Directors.

3.3                               Compliance with Policies.  During the Term, Green agrees to continue to abide by all policies of the Company applicable to Company directors, whether now existing or hereafter in effect, including, but not limited to, the Company’s Code of Ethics and the Company’s insider trading policies, for so long as Green holds the title of Chairman Emeritus.

3.4                               Time Commitment.  Green shall not be subject to any minimum hours of work or fixed schedule; provided that Green shall ensure that sufficient time is devoted to the Services to accomplish complete performance of the Services.

3.5                               Location of Services.  To the extent possible, in his reasonable discretion, Green may perform the Services away from any place of business of the Company; provided that, from time to time, Services involving direct interactions with others may necessitate attendance at scheduled meetings.

3.6                               Performance of Services for Others.  Green has, and may hereafter have, a number of personal investments including in residential and commercial real estate, both in New York City and elsewhere and it is understood and agreed that Green may devote reasonable time and efforts to the management of these investments and further, that subject to Green’s obligations under Section 3, Green may perform services for others during the Term; provided that such performance of other services does not unreasonably interfere with Green’s obligations to perform the Services.

3.7                               Retainer Fee.  For Green’s performance in accordance with the terms and conditions of this Agreement, the Company agrees to pay to Green a monthly fee of $54,167 (the “Retainer Fee”) during the Term.  The Retainer Fee for each month shall be payable on the last business day of each month.

3.8                               Perquisites.  During the Term, Green will be entitled to:

(a)                                 continued use of Green’s existing office space as of the Execution Date located at 420 Lexington Avenue, New York, New York 10170 or, in the event the Company relocates prior to the Retirement Date or at any time during the Term, an office space provided by the Company that is located in Manhattan and is generally comparable to Green’s existing office space;

(b)                                 continued support of an executive assistant of Green’s choosing, currently Terry Shapiro, who will remain a full-time employee of the Company (with all associated benefits);

(c)                                  continued support of a driver of Green’s choosing, currently Walter Harris who will remain a full-time employee of the Company (with all associated benefits);

(d)                                 the use of the automobile currently made available to Green (as agreed upon by Green and the Company), which will be paid for 50% by Green and 50% by the Company or one that is comparable; and

(e)                                  continued participation in the Company’s group health insurance at the expense of the Company to the extent Green is eligible to participate and, to the extent Green is not so eligible, a monthly cash payment equal to the amount payable by Green for continued participation in the Company’s group health insurance pursuant to 29 U.S.C. § 1161 et seq., commonly known as “COBRA,” or that would be payable by Green if he was eligible for continued participation pursuant to COBRA.

4.                                      Covenants of Green.

4.1                               Covenant on Confidentiality  During the Term, and at all times thereafter, Green shall maintain the confidentiality of all confidential or proprietary information of the Company (“Confidential Information”), and, except as requested by the Company in the course of providing the Services or as specifically required by law or by court order, Green shall not directly or indirectly disclose any such information to any person or entity; nor shall Green use Confidential Information for any purpose except for the purpose of providing the Services pursuant to this Agreement.  For purposes of this Agreement, “Confidential Information” includes, without limitation:  information arising in connection with the performance of services hereunder; client or customer lists, identities, contacts, business and financial information; investment strategies; pricing information or policies, fees or commission arrangements of the Company; marketing plans, projections, presentations or strategies of the Company; financial and budget information of the Company; new personnel acquisition plans; and all other business related information which has not been publicly disclosed by the Company.  This restriction shall apply regardless of whether such Confidential Information is in written, graphic, recorded, photographic, data or any machine-readable form or is orally conveyed to, or memorized by, Green.  All records, files, drawings, documents, models, equipment and the like relating to the Company’s business, which Green has or shall prepare or use or come into contact with, shall be and remain the Company’s sole property and shall not be removed from the Company’s premises without its written consent, and shall be returned no later than the earlier of the end of the Term or the termination of this Agreement.  Notwithstanding the foregoing, nothing in this Agreement shall be interpreted or applied to prohibit Green from making any good faith report to any governmental agency or other governmental entity concerning any acts or omissions that Employee may believe to constitute a possible violation of federal or state law or making other disclosures that are protected under the whistleblower provisions of applicable federal or state law or regulation.  Further, this Agreement does not limit Employee’s ability to communicate with any government agency or otherwise participate in any investigation or proceeding that may be conducted by any government agency, including providing documents or other information, without notice to Green.

4.2                               Work Product.  All written reports of the work performed by Green under this Agreement, including findings, conclusions, recommendations, and supporting data and analyses, shall become the property of the Company.

5.                                      Independent Contractor; Benefits.

5.1                               Independent Contractor.  It is the express intention of the Company and Green that Green perform the Services as an independent contractor to the Company.  Nothing in this Agreement shall in any way be construed to constitute Green as an agent, employee or representative of the Company.  Without limiting the generality of the foregoing, Green is not authorized to bind the Company to any liability or obligation or to represent that Green has any such authority.  Green acknowledges and agrees that Green is obligated to report as income all compensation received pursuant to this Agreement.

5.2                               Benefits.  For avoidance of doubt, Green will not be entitled to participate in any of the Company’s employee benefit plans or to receive any perquisites as a result of this Agreement, except to the extent set forth in Section 3.8(e).  Green further disclaims any intention or right of Green to participate in any of the Company’s employee benefit plans or to receive any perquisites even if the status of Green is determined by a third-party tribunal to be that of an employee of the Company, except to the extent set forth in Section 3.8(e).

6.                                      Other Provisions.

6.1                               Termination.  Green may terminate the Term at any time upon 15 days’ prior written notice to the Company; the Company may terminate the Term as a result of Green’s material breach of the terms of this Agreement or willful misconduct in connection with the performance of the Services, upon 30 days’ written notice to Green provided the Company has first provided Green written notice of the terminable conduct and on opportunity for Green to cure; provided that Green’s failure to serve as a member of the Board, for any reason, shall not be deemed to be a material breach of the terms of this Agreement for purposes of this Section 6.1.  Subject to the foregoing, upon termination of the Term, the obligations of Green and the Company pursuant to Section 3 of this Agreement shall cease.  All other provisions of this Agreement, including, without limitation, Sections 1, 2, 4 and 5 and this Section 6 shall survive and remain in full force and effect.

6.2                               Severability.  If a court of competent jurisdiction or an arbitrator determines that any term or provision of this Agreement is invalid or unenforceable, the remaining terms and provisions hereof shall be unimpaired and the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

6.3                               Governing Law.  This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the state of New York, without regard to its conflicts of law doctrine.

6.4                               Notice.  All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if faxed (with transmission acknowledgment received), delivered personally, mailed by certified or registered mail (return receipt requested) or delivered by overnight courier service as follows:

To the Company:	SL Green Realty Corp.
420 Lexington Avenue
New York, NY 10170
Facsimile: 212-356-4135
Attention: Chief Legal Officer

To Green:	Stephen L. Green at the address on file with the Company

or, in each case, to such other address or fax number of which any party may notify the other parties as provided above.  Notices shall be effective as of the date of such delivery, mailing or fax.

6.5                               Miscellaneous.  This Agreement may only be amended by a subsequent written agreement of the parties.

6.6                               Assignment.  This Agreement, and Green’s rights and obligations hereunder, may not be assigned by Green; any purported assignment by Green in violation hereof shall be null and void.  This Agreement, and the Company’s rights and obligations hereunder, may not be assigned by the Company; any purported assignment by the Company in violation hereof shall be null and void.  Notwithstanding the foregoing, (i) in the event of any sale, transfer or other disposition of all or substantially all of the Company’s assets or business, whether by merger, consolidation or otherwise, the Company may assign this Agreement and its rights hereunder, and (ii) the Company may assign this Agreement to any of its direct or indirect subsidiaries.

6.7                               Arbitration.  Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in New York, New York before three arbitrators. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures. Judgment on the award may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.

6.8                               Counterparts.  This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument.  Each counterpart may consist of two copies hereof each signed by one of the parties hereto.

6.9                               Headings.  The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

COMPANY:
SL GREEN REALTY CORP.

By:	/s/ Andrew S. Levine
Name:	Andrew S. Levine
Title:	Chief Legal Officer

GREEN:

By:	/s/ Stephen L. Green
Name:	Stephen L. Green

SCHEDULE A

Services

Green shall perform the following services as requested by the Chief Executive Officer of the Company and/or the Board:

•                  Participate in strategic planning sessions.

•                  Provide strategic advice relating to the identification and evaluation of potential real estate acquisitions, developments and joint ventures.

•                  Assist in the negotiation of potential real estate acquisitions, developments and joint ventures.

•                  Assist with negotiations with applicable governmental and/or regulatory authorities, agencies departments and officials and participate in internal and external meetings regarding same.

•                  Provide such other strategic advice as the Chief Executive Officer of the Company or the Board request.

•                  Participate in leasing and broker relationships.